Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus, constituting a part of this Amendment No. 1 to the Registration Statement of Photomedex, Inc. on Form S-3 (File No: 333-178751) of our report dated March 23, 2010, on our audit of the consolidated financial statements of Photomedex Inc. and Subsidiaries as of December 31, 2009 and for each of the two years in the period then ended, which report was included in the Annual Report on form 10-K filed March 31, 2011. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

January 13, 2012